MARKET INDEX TARGET-TERM SECURITIES® (MITTS®)	Filed Pursuant to Rule 433 Registration No. 333-234425-01

MITTS® Linked to a Basket of Four Commodity Futures Contracts
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$10.00(1)
0.00%
-75.00%
$10.00
0.00%
-50.00%
$10.00
0.00%
-25.00%
$10.00
0.00%
0.00%
$10.00
0.00%
5.00%
$10.75
7.50%
10.00%
$11.50
15.00%
20.00%
$13.00
30.00%
30.00%
$14.50
45.00%
40.00%
$16.00
60.00%
50.00%
$17.50
75.00%
60.00%
$19.00
90.00%
70.00%
$20.50
105.00%
(1)     The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately three years
Market Measure
An equally weighted basket comprised of the WTI Light Sweet Crude Oil Futures Contract (Bloomberg symbol “CL1”), the Natural Gas Futures Contract (Bloomberg symbol: “NG1”), the Corn Futures Contract (Bloomberg symbol: “C 1”), and the Soybeans Futures Contract (Bloomberg symbol: “S 1”).

Payout Profile at Maturity	● [100 to 200%] participation in increases in the Market Measure ● If the Market Measure is flat or decreases, payment at maturity will be the Minimum Redemption Amount
Participation Rate	[100.00% to 200.00%] to be determined on the pricing date
Minimum Redemption Amount	$10.00 per unit
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/0000070858/000148105722001576/bac-1ufr8iqpqgkduaia_3459.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, you may not earn a return on your investment
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Changes in the price of one of the Basket Components may be offset by changes in the price of the other Basket Components.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Ownership of the notes will not entitle you to any rights with respect to any Basket Component or any related commodity.
●
Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Commodity prices of a single commodity, such as each Basket Component, tend to be more volatile than, and may not correlate with, the prices of commodities generally.
●
The price movements in each of the Basket Components may not correlate with changes in its corresponding commodity’s spot price.
●
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Basket Components.
●
The Notes provide exposure to futures contracts on WTI light sweet crude oil, natural gas, corn and soybeans and not direct exposure to such commodities.
●
The market price of each Basket Component will affect the value of the Notes.
 Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance's Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.